Exhibit (d)(1)(viii)

ASG MANAGED FUTURES STRATEGY CAYMAN FUND LTD.

Advisory Agreement

AGREEMENT made the __th day of July, 2010, by and between ASG Managed Futures Strategy Cayman Fund Ltd., a Cayman Islands exempted company (the “Company”), and AlphaSimplex Group, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, the Company is a wholly-owned subsidiary of ASG Managed Futures Strategy Fund (the “Fund”), a series of Natixis Funds Trust II, a Massachusetts business trust (the “Trust”);

WHEREAS, the purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity-related derivative instruments; and

WHEREAS, the Company and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Company;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1.(a) The Company hereby employs the Manager to furnish the Company with Portfolio Management Services (as defined in Section 2 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Sections 1(b) and (c) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Sections 1(b) and (c) hereof) and to assume the obligations herein set forth, for the compensation herein provided; provided, however, that the Manager shall have no obligation to pay the fees of any Sub-Adviser (as defined in Section 1(b) hereof), to the extent that the Company has agreed, under any contract to which the Company and the Sub-Adviser are parties (a “Sub-Advisory Agreement”) to pay such fees. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser and the approval of the Board of Directors of the Company and such other approvals as may be required under applicable law. Any Sub-Adviser may (but need not) be affiliated with the Manager.

2. As used in this Agreement, “Portfolio Management Services” means management of the investment and reinvestment of the assets belonging to the Company, consisting specifically of the following:

(a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Company in accordance with the Fund’s investment objective and policies;

(b) taking such steps as are necessary to implement the investment policies of the Fund by purchasing and selling of securities, including the placing of orders for such purchase and sale;

(c) regularly reporting to the Board of Directors of the Company with respect to the implementation of the investment policies of the Fund;

(d) voting all proxies and exercising all other rights of the Company as a security holder of companies in which the Company from time to time invests; and

(e) oversight of all matters relating to compliance by the Company with applicable laws and with the Fund’s investment policies, restrictions and guidelines, if the Manager has designated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services.

The Manager shall manage the Company in conformity with (1) the Company’s Memorandum and Articles of Association, (2) the investment objective, policies and restrictions of the Fund, (3) any additional policies or guidelines established by the Board of Directors of the Company that have been furnished in writing to the Manager, all as from time to time in effect, and with all laws, rules and regulations applicable to the Fund (collectively, the “Applicable Laws”), including but not limited to the provisions of the Internal Revenue Code, as amended (the “Code”), applicable to “regulated investment companies” (as defined in Section 851 of the Code), and all applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder, such that the Fund is in compliance with such Applicable Laws. Subject to the foregoing, the Manager is authorized in its discretion to buy, sell, lend and otherwise trade in any stocks, bonds, derivative contracts and other securities and investment instruments on behalf of the Company, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the assets of the Company may be invested in such proportions of stocks, bonds, derivative contracts, other securities or investment instruments, or cash, as the Manager shall determine.

3. [RESERVED]

4. This Agreement shall not require the Manager to bear, or to reimburse the Company for:

(a) any of the costs of preparing, printing and distributing sales literature, if any;

(b) compensation of directors of the Company who are not directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator;

(c) registration, filing and other fees in connection with requirements of regulatory authorities;

(d) the charges and expenses of any entity appointed by the Company for custodial, paying agent, shareholder servicing and plan agent services;

(e) charges and expenses of independent accountants retained by the Company;

(f) charges and expenses of any transfer agents and registrars appointed by the Company;

(g) brokers’ commissions and issue and transfer taxes chargeable to the Company in connection with securities transactions to which the Company is a party;

(h) taxes and fees payable by the Company to federal, state or other governmental agencies;

(i) any cost of certificates representing shares of the Company;

(j) legal fees and expenses in connection with the affairs of the Company, including, if required, registering and qualifying its shares with federal, state, and non-U.S. regulatory authorities;

(k) expenses for meetings of the Board of Directors or the shareholders of the Company;

(l) interest, including interest on borrowings by the Company; and

(m) the Company’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

5. All activities undertaken by the Manager or any Sub-Adviser or Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Directors of the Company, any duly constituted committee thereof or any officer of the Company acting pursuant to like authority.

6. The services to be provided by the Manager and any Sub-Adviser or Administrator hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser or Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Company shall pay the Manager compensation in an amount equal to (x) the annual rate of 1.25% of the Company’s average daily net assets (or such lesser amount as the Manager may from time to time agree to receive) minus (y) any fees payable by the Company, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Directors of the Company may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Company’s obligation to pay such compensation is binding only on the assets and property belonging to the Company.

8. It is understood that any of the shareholders, trustees, officers, employees and agents of the Company may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Company; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Memorandum and Articles of Association of the Company, the limited liability company agreement of the Manager or specific provisions of applicable law.

9. This Agreement shall become effective as of the date of its execution, and

(a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

(b) this Agreement may at any time be terminated on sixty days’ written notice to the Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund;

(c) this Agreement shall automatically terminate in the event of its assignment;

(d) this Agreement may be terminated by the Manager on ninety days’ written notice to the Company;

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

10. This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by applicable law, such consent on the part of the Trust shall have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

11. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities “belonging to” the Company shall have the meaning defined in the Memorandum and Articles of Association of the Company as amended from time to time.

12. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Company or the Fund, to any shareholder of the Company or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ASG Managed Futures Strategy Cayman Fund Ltd.

By:
Name:
Title:

AlphaSimplex Group, LLC

By:
Name:	Jeremiah Chafkin
Title:	President